NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES CHANGE OF NAME TO VIDLER WATER RESOURCES, INC. AND RESULTS FOR THE FOURTH QUARTER OF 2020

(Carson City, Nevada) - March 8, 2021

PICO Holdings, Inc. announced that its Board of Directors has amended the Company’s Certificate of Incorporation and Bylaws and changed the name of the Company to Vidler Water Resources, Inc. with effect from March 8, 2021. The Company also announced, concurrent with the change of name of the corporation, it has changed its ticker symbol to VWTR on the Nasdaq Global Market, effective March 9, 2021. The Company also announced its reported results for the fourth quarter ended December 31, 2020. Our reported shareholders’ equity was $178.3 million ($9.59 per share) at December 31, 2020, compared to $178.3 million ($9.01 per share) at December 31, 2019.

Fourth Quarter Results of Operations

Our fourth quarter results of operations were as follows (in thousands):

	Three Months Ended December 31,
	2020	2019
Total revenue	$3,466	$10,360
Total cost and expenses	2,703	5,779
Gain from operations before income taxes	763	4,581
Benefit for federal and state income taxes	9,333	—
Net income attributable to PICO Holdings, Inc.	$10,096	$4,581

Net income per share	$0.54	$0.23

Full Year Results of Operations

Our full year results of operations were as follows (in thousands):

	Year Ended December 31,
	2020	2019
Total revenue	$9,612	$29,398
Total cost and expenses	8,944	17,872
Gain from operations before income taxes	668	11,526
Provision for federal and state income taxes	9,333	—
Net income attributable to PICO Holdings, Inc.	$10,001	$11,526

Net income per share	$0.52	$0.57

Vidler Water Resource’s President and Chief Executive Officer, Dorothy Timian - Palmer, commented:

“Our 2020 results were, as in 2019, driven by sales transactions closed in all our service areas and reflect the demand in these high growth and water - scarce regions for long - term sustainable water resources. Our aggregate revenue of $9.6 million in 2020 was comprised mainly from sales of our water rights inventory in northern Nevada and New Mexico. Further sales in the first quarter of 2021, that have either occurred or will shortly close, from our water assets at Dodge Flat, Nevada and the Middle Rio Grande, New Mexico, totaling $2.6 million, means that we have now sold all of our assets in these two locations.

“As evidenced by the reduction in year over year revenue, our sales transactions can vary significantly across reporting periods. However, we believe our portfolio of sustainable water assets throughout the Southwest U.S. can provide residential and commercial developers with one of the few available assured water supplies they require to advance their projects in an environmentally conscious manner. We believe that it is important that the developments that bring growth and economic benefits to local communities are done using sustainable resources. Given the continued growth in demand throughout the Southwest U.S. for assured water supplies – arising from population and economic growth – we believe the continued monetizations of our water assets portfolio will provide an attractive return to investors through a stream of cash flows returned to shareholders. In addition, it appears that our real estate properties in Arizona, have the potential to become alternative energy sites due to their location near existing transmission, fiber optic, and natural gas lines as well as transportation corridors. We continue to explore these opportunities which may provide additional sources of on-going future cash flows.

“Furthermore, due to our existing net operating losses as of December 31, 2020 of $155.3 million, we believe the corporate tax on earnings we generate from future assets sales can be offset by loss carry forwards for the next several years. This will be particularly valuable in the future if the corporate tax rate is increased from the current rate. These savings provide more capital that can be returned to our shareholders as we intend to do under our current business plan. We have generated cumulative book income over the past three years and, given our outlook for future transactions, as of December 31, 2020 we released a portion of our total deferred tax valuation allowance and recorded a deferred tax asset on our balance sheet of $9.3 million.

“Our total costs, excluding cost of sales, for 2020 were $7 million compared to $9.4 million for 2019. These costs include all our acquisition, selling and project costs, including significant legal fees incurred in 2020 as a result of protecting our water rights and applications in Kane Springs, Lincoln County in southern Nevada. These costs also include the costs of operating Fish Springs Ranch in northern Nevada. Clearly, our main focus at Fish Springs Ranch is the sale of our sustainable water rights to developers in the North Valleys region of Reno, Nevada. However, we have been successful in generating different income streams from Fish Springs Ranch to help offset our operating costs and in 2020, in addition to our traditional agricultural income from the ranch, we entered in to a long – term lease of some of our property with an alternative energy provider. We are also exploring opportunities to lease or sell a small portion of our total inventory of water rights at Fish Springs Ranch to Truckee Meadows Water Authority (“TMWA”) as well as other governmental agencies and private water users in the region outside of our service area in the North Valleys. We believe this arrangement, if finalized, demonstrates the benefit of the deep relationships we have with the stakeholders in the Reno community. If we are successful, this arrangement would not only allow us to facilitate the delivery of water to consumers beyond our current service area in the North Valleys but also assist TMWA and other governmental agencies to establish a more certain supply of water to the region for both environmental and growth purposes, as well as a back-up supply for dry years. Our aim is to keep our annual net operating costs (which we define as all costs not directly associated with asset monetizations or acquisitions net of operating income such as agricultural and lease income) as low as possible while we monetize and develop our water asset portfolio over the next several years. Our budget for net operating costs in 2021 is $5.2 million compared to actual net operating costs of $5.6 million in 2020

“Our capital allocation in 2020 was exclusively focused on repurchasing shares and reflects our Board’s belief that, at current market prices, our stock is significantly undervalued from our estimates of its intrinsic value and, consequently, repurchases should be beneficial to our continuing shareholders. In 2020 we repurchased a total of 1,199,357 shares for $10.4 million ($8.65 per share).From inception of the repurchase program (March 2017) to date we have repurchased a total of 4,702,464 shares for $49.2 million ($10.47 per share). This year’s repurchases are partly responsible for our book value per share increasing to $9.59 at December 31, 2020 from $9.01 at December 31, 2019 despite overall shareholders’ equity essentially remaining unchanged in 2020.

“Finally, our operations are, and have been for a few years, solely focused on the development and sale of our sustainable water assets portfolio at Vidler Water Company. To better reflect the Company’s mission, brand and business plan, the Board has changed the name of the Company to Vidler Water Resources, Inc. and our Nasdaq ticker symbol will change to VWTR. We believe this name change will better highlight our long-standing environmental, social and governance (ESG) principles. Our mission, and indeed the laws under which we operate, require that our assets are sustainable and provide a beneficial use to the citizens of the regions we serve.”

About Vidler Water Resources, Inc.

As of December 31, 2020, our primary holding was Vidler Water Company, Inc. (“Vidler”), a water resource and water storage business, with assets and operations primarily in the Southwestern U.S.

Our business is to source, develop and provide sustainable potable water resources to fast-growing communities throughout the Southwest U.S. that lack, or are running short of, available water resources.

We conduct our business by working closely with many constituents in these communities: regulators, utilities, Native North American tribes, community leaders, residential and commercial developers and alternative energy companies. We ensure the water resources we develop and sell are sustainable and provide benefit to the citizens of the communities and regions we serve.

Currently, we believe the highest potential return to shareholders is from a return of capital. As we monetize our water and real estate assets, rather than reinvest the proceeds, we intend to return capital to shareholders through a stock repurchase program or by other means such as special dividends. Nonetheless, we may, from time to time, reinvest a portion of proceeds from asset monetizations in further development of existing assets, if we believe the returns on such reinvestment outweigh the benefits of a return of capital.

OTHER INFORMATION

At December 31, 2020, we had a market capitalization of $173.8 million, and 18,583,366 shares outstanding.

We remind all of our stockholders that questions regarding our operations may be submitted to info@vidlerwater.com, and, if appropriate, we will post on our website responses to these questions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains statements that may constitute forward-looking statements, which are based on information currently available, usually identified by words such as "anticipates," "believes," "estimates," "plans,'' "projects," "expects," "hopes," "intends," "strategy," ''focus," "outlook," "will," "could," "should," "may," "continue," or similar expressions, which speak only as of the date the statement was made. Such statements are forward-looking statements and are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical or current fact, are statements that could be deemed forward-looking statements, including without limitation statements regarding our business objectives, our ability to monetize our water resources, the future demand for our water resources, our ability to reduce net operating cash use, our ability to source additional revenue streams, our ability to preserve and utilize NOLs to offset taxable income and reduce our federal income liability, and our ability to monetize assets and return capital to shareholders through stock repurchases or through other means. The forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties.

A number of other factors may cause actual results to differ materially from our expectations, such as: any slow down or downturn in the housing or in the real estate markets in which Vidler operates; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; the impacts of the COVID-19 global pandemic on the demand for real estate, the pace of real estate development, and demand for water resources to support residential and commercial real estate development; prolonged weakness in the overall U.S. and global economies; the performance of the businesses in which Vidler operates; the continued service and availability of key management personnel; and potential capital requirements and financing alternatives.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (775) 885-5000 or at http://vidlerwater.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release, except as may otherwise be required by law. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

CONTACT:    Dorothy Timian-Palmer
        President and Chief Executive Officer
        (775) 885-5000

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